Exhibit 99.1

NEWS

For Release     Immediate

Contacts        (News Media) Tony Zehnder, EVP, Corporate Communications
                312.396.7086
                (Investors) Lowell Short, SVP, Investor Relations
                317.817.2893

                    Conseco Teams with Coventry to Offer New
                       Medicare Part D Prescription Plans

Carmel, Ind., September 23, 2005 - Conseco, Inc. (NYSE:CNO) today announced that it has entered into a strategic alliance with Coventry Health Care to offer the new Medicare Part D prescription drug plan to its policyholders and consumers on a nationwide basis.

"Our strategic alliance with Coventry is a true win-win, and positions us well to be a leading provider of supplemental health products to middle market senior Americans," said Conseco President and CEO William Kirsch. "We are excited about delivering this valuable plan to our customers through our multiple distribution channels, including our Bankers Life and Casualty Company with a field force of 4,500 career agents throughout our 162 offices, and our Conseco Insurance Group independent agents."

Beginning in October 2005, Bankers Life and Conseco Insurance will offer Coventry's AdvantraRX plans, along with their own lines of Medicare supplement products to their policyholders and to prospective clients across the country.

"Coventry is very pleased to have completed this agreement to become the exclusive Medicare Part D solution for Conseco," said Dale Wolf, Coventry's chief executive officer. "This partnership combines two premier providers of insurance products committed to meeting the needs of Medicare beneficiaries through the new prescription drug program."

Coventry Health Care is a national managed health care company based in Bethesda, Maryland, operating health plans, insurance companies, network rental/managed care services companies, and workers' compensation services companies. Coventry provides a full range of risk and fee-based managed care products and services, include HMO, PPO, POS, Medicare Advantage, Medicaid, Workers' Compensation and Network Rental to a broad cross-section of employer and government-funded groups, government agencies, and other insurance carriers and administrators in all 50 states as well as the District of Columbia and Puerto Rico. The company is also a filed applicant in 34 Prescription Drug Plan
(PDP) regions to be a national Medicare PDP provider. More information is available on the internet at www.cvty.com and www.firsthealth.com.

The Conseco insurance companies serve millions of customers across America. Conseco's Medicare supplement, cancer, heart/stroke and accident policies protect people against major unplanned expenses; Conseco's annuities and life insurance products help people plan for their financial futures. For more information, visit Conseco's web site at www.conseco.com.


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